EXHIBIT 10.21









                          SALE AND PURCHASE AGREEMENT





                                    between


Neptuno Verwaltungs- und Treuhand-Gesellschaft mbH, a company incorporated under the laws of Germany, having its registered office in Cologne and registered with the Commercial Register of Cologne under company number HRB 4847, acting as trustee for Schmider & Kleiser Holding International B.V., Eemnes, Netherlands


                                      - hereinafter referred to as "Seller 1" -


                                      and


Dr. Eberhard Braun, a German citizen, acting in his capacity as administrator in insolvency of FlowTex Holding GmbH & Co KG, a company incorporated in Germany, having its registered office in Ettlingen;


                                      - hereinafter referred to as "Seller 2" -


  - Seller 1 and Seller 2 are hereinafter collectively referred to as "Sellers"
                                                                              -


                                      and


Schmider & Kleiser Holding International B.V., a company incorporated under the laws of The Netherlands, having its registered office in Eemnes, The Netherlands;


                                     - hereinafter referred to as "Warrantor" -


                              - on the one hand -


                                      and




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FriaNu    GmbH     (still     registered     as    "Orion"     Einundsiebzigste
Beteiligungsgesellschaft mbH), a company incorporated under the laws of Germany, having its registered office in Frankfurt am Main and registered with the Commercial Register of Frankfurt am Main under company number HRB 50957 (seat to be relocated to Munchen and company to be registered with the Commercial Register of Munchen);


                                     - hereinafter referred to as "Purchaser" -


                                      and


Dentsply International Inc., a company incorporated under the laws of the State of Delaware, USA;


                                     - hereinafter referred to as "Guarantor" -


                             - on the other hand -


        regarding the sale and purchase of all shares in Friadent GmbH




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                                     Index

  Preamble....................................................5
  S 1 Corporate Ownership.....................................6
    1.1Share capital and Shareholders of Friadent.............6
    1.2Particulars of Seller 1/The Trust......................6
    1.3Particulars of Seller 2................................6
    1.4The Main Share Pledge..................................7
    1.5The Minor Share Pledge.................................7
  S 2 Sale and Purchase of the Shares/Transfer of Shares Repayment of
  Shareholder Loan............................................7
    2.1Sale of the Shares.....................................7
    2.2Transfer of Shares.....................................7
    2.3Repayment of Shareholder Loan..........................8
  S 3 Closing and Condition Precedent.........................8
  S 4 Total Consideration.....................................9
    4.1Total Consideration....................................9
    4.2Due Date/Payment of the Total Consideration...........10
    4.3Post-Closing Cash Price Adjustment....................10
    4.4Definition of "Net Equity"............................11
    4.5Period and Term of Escrow.............................12
    4.6Bank Accounts.........................................13
    4.7Allocation of Total Consideration.....................14
    4.8No Right of Set-Off or Withholding....................14
  S 5 Preparation and Audit of Financial Statements..........14
  S 6 Liability of Sellers...................................16
  S 7 Warranties.............................................17
  S 8 Liability of Warrantor.................................21
    8.1Rights of Purchaser for Breach of Warranty............21
    8.2Provision and Compensation............................22
    8.3Remedial Action and Mitigation........................22
    8.4De minimis............................................23
    8.5Limitation by amount..................................23
    8.6Limitation Period.....................................24
    8.7Right to rescind......................................24
    8.8No other liabilities of and remedies against Warrantor25
  S 9 Parent Company Guarantee...............................25
  S 10 Antitrust Clearance...................................25


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  S 11 Taxes and Costs.......................................26
    11.1.................Cost of Preparation and Advisers' Fees    26
    11.2................Transfer Taxes, Notarial and other Fees    26
  S 12 Confidentiality.......................................27
    12.1...........................Confidentiality of Agreement    27
    12.2..........................................Announcements    27
  S 13 Notices...............................................27
  S 14 Miscellaneous.........................................29
    14.1.........................................Applicable Law    29
    14.2......................Jurisdiction/Jurisdictional Venue    29
    14.3.............................................Amendments    29
    14.4.........................................Interpretation    29
    14.5...........................................Severability    29
    14.6...............................................Language    30






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                                   Preamble


WHEREAS  Friadent  GmbH is a company  incorporated  under the laws of  Germany,
     having  its  registered   office  in  Mannheim  and  registered  with  the
     Commercial Register of Mannheim under company number HRB 7908 (hereinafter referred to as "Friadent" or the "Company").


WHEREAS Seller 1 holds one share in Friadent and intends to sell such share to Purchaser.


WHEREAS  FlowTex Holding GmbH & Co KG (formerly  Manfred  Schmider und Dr. Ing.
     Klaus Kleiser Finanz Holding GbR, sometimes also called S & K Finanzholding GbR) holds one share in Friadent and Seller 2 in its capacity as administrator in insolvency of FlowTex Holding GmbH & Co KG intends to sell such share for the account of FlowTex Holding GmbH & Co KG to Purchaser.


WHEREAS Purchaser after conducting a legal, financial and business due diligence of Friadent and its business intends to acquire from Seller 1 and Seller 2, respectively, their respective shares in Friadent.


WHEREAS Warrantor has agreed to join into this Agreement for the main purpose of assuming certain warranties in connection with the sale of the shares in Friadent pursuant to this Agreement.


WHEREAS Guarantor as the ultimate parent of Purchaser has agreed to join into this Agreement for the sole purpose of giving certain guarantees with respect to the obligations of Purchaser under this Agreement.


NOW, therefore, Purchaser and Seller 1 and Seller 2 (collectively hereafter referred to as the "Parties" and each of them as a "Party") and Warrantor and Guarantor hereby agree as follows:




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                                      S 1
                              Corporate Ownership


1.1  Share capital and Shareholders of Friadent


     The registered share capital of Friadent amounts to a nominal amount of DM 200,000 and is divided and subscribed as follows:


     (i)   one share in the nominal amount ofDM 199,500,-


     (ii)  one share in the nominal amount ofDM        500,-


                                             DM 200,000,-


     The share of DM 199,500 (hereinafter referred to as the "Main Share") is legally owned by Seller 1, and the share of DM 500,- (hereinafter referred to as "Minor Share") is legally and beneficially owned by FlowTex Holding GmbH & Co KG. The Main Share and the Minor Share are hereinafter referred to as the "Shares".


1.2  Particulars of Seller 1/The Trust


     Seller 1 is a wholly-owned subsidiary of Sal. Oppenheim jr. & Cie. KGaA, a company incorporated in Germany with its registered office in Cologne ("Sal. Oppenheim"). Under a trust agreement (the "Trust Agreement") dated 14 March 2000 between Seller 1 and Warrantor, Warrantor has transferred the legal ownership of the Main Share to Seller 1 for the purpose of Seller 1 selling the Main Share in its own name but for the account of Warrantor. Warrantor has retained beneficial ownership of the Main Share.


1.3  Particulars of Seller 2


     Seller 2 is acting in his capacity as administrator in insolvency of FlowTex Holding GmbH & Co KG. Dr. Eberhard Braun has been duly appointed as administrator in insolvency of FlowTex Holding GmbH & Co KG by court order of the Lower Court of Karlsruhe dated 25 July 2000.




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1.4  The Main Share Pledge


     Under a pledge dated 11 October 1999, Warrantor has pledged the Main Share to Sal. Oppenheim as security for a loan given by Sal. Oppenheim to Warrantor (the "Main Share Pledge").


1.5  The Minor Share Pledge


     Under a pledge dated 11 October 1999, Manfred Schmider und Dr. Ing. Klaus Kleiser Finanz Holding GbR has pledged the Minor Share to Sal. Oppenheim as security for a loan given by Sal. Oppenheim to Warrantor (the "Minor Share Pledge").


                                      S 2
              Sale and Purchase of the Shares/Transfer of Shares
                         Repayment of Shareholder Loan


2.1  Sale of the Shares


     2.1.1 Seller 1 hereby sells and Purchaser hereby purchases, subject to the terms and conditions of this Agreement, the Main Share.


     2.1.2 Seller 2 hereby sells and Purchaser hereby purchases, subject to the terms and conditions of this Agreement, the Minor Share.


     2.1.3 The sale and purchase includes any and all rights and obligations attached to the Shares including the right to receive dividends (unter Einschlu(beta) des Gewinnbezugsrechts).


2.2  Transfer of Shares


     The Parties agree that the Shares as sold and purchased hereunder are not transferred by virtue of this Agreement. The Shares shall be transferred subject to proper payment of the Total Consideration (as defined in Section 4.1 below) by means of a separate notarial transfer document in the form attached hereto as Annex A at the Closing Date (as hereinafter defined).




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2.3  Repayment of Shareholder Loan


     Purchaser undertakes to repay as a third party pursuant to S 267 German Civil Code (BGB) for and on behalf of Friadent (im Auftrage von Friadent) upon transfer of the Shares the shareholder loan in the amount of DM 82,742,000,- (the "Shareholder Loan") granted by Warrantor to Friadent and Warrantor agrees that such repayment shall be made into the Escrow Account (as hereinafter defined). The aforesaid repayment of the
     Shareholder Loan shall be credited against the Total Consideration (as defined in Section 4.1 below). In the letter a copy of which is attached hereto as Annex B, Friadent has acknowledged and agreed that following such repayment by Purchaser of the Shareholder Loan Purchaser shall have a right to be reimbursed by Friadent for an amount equalling the Shareholder Loan pursuant to S 670 German Civil Code (BGB) (hereinafter referred to as the "Reimbursement Claim"). Purchaser undertakes to each of Seller 1 and Warrantor, and in favour of Friadent (S 328 BGB) that it will not claim any amount under the Reimbursement Claim and will not charge any interest thereon as long as the Relevant Funds (as defined in Section 4.5.3 below) on the Escrow Account (as defined in Section 4.2 below) have not been released in their entirety.


                                      S 3
                        Closing and Condition Precedent


3.1 The Closing of the transactions contemplated by this Agreement shall take place at the latest within three days on which banks are open for general business in Switzerland following the fulfilment of the condition precedent set out in Section 3.2, at the office of lic. iur. Stephan Cueni, Aeschenvorstadt 55 in Basle/Switzerland or at such other time or place as the Parties shall agree upon (heretofore and hereinafter sometimes referred to as the "Closing"/"Closing Date").


3.2 The Closing shall only occur subject to the following condition precedent having been fulfilled :


     (i) Purchaser on the one side or Sellers on the other side having received a written notice from the German Federal Cartel Office or a certified copy thereof that it will not prohibit the acquisition, or


     (ii) the German Federal Cartel Office failing to notify Purchaser or Sellers within one month after receipt of the pre-merger filing in accordance with




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           Section 40 para.  1  sentence 1 of the German  Cartel Law (GWB) that
           it  has   commenced   a  formal   investigation   of  the   proposed
           acquisition, or


     (iii) the German Federal Cartel Office failing to issue an order in accordance with Section 40 para. 2 sentence 1 of the Cartel Law to Purchaser or Sellers within four months after receipt by the Federal Cartel Office of the pre-merger filing and no extension of the four months period having been agreed with the Federal Cartel Office. Neither Sellers nor Purchaser shall extend the aforementioned four months period without prior written consent of the other Parties.


3.3 On the Closing, the Parties shall simultaneously take the following actions or cause such actions to be taken simultaneously:


     (i)   Seller 1 and Purchaser  shall open the Escrow Account (as defined in
           Section 4.2.(ii) below) with Sal. Oppenheim jr. & Cie. KGaA (the "Bank"), authorise the Bank to reinvest the funds contained in the Escrow Account from time to time as set out in Section 4.5.2 below and issue a standing order on the terms set out in Section 4.5.2 below;


     (ii) Seller 1 shall transfer the Main Share and Seller 2 shall transfer the Minor Share to Purchaser pursuant to a separate notarial transfer document in accordance with Section 2.2 above;


     (iii) Purchaser shall pay the Total Consideration (as defined in Section 4 below) by means of wire transfer as set out in Section 4 below; and


     ( iv) Seller 1 shall procure the waiver,  by Sal.  Oppenheim,  of the Main
           Share Pledge and the Minor Share Pledge.


                                      S 4
                              Total Consideration


4.1  Total Consideration


     The total consideration for the Shares shall be DM 220,000,000,-- (say: two hundred and twenty million Deutschmarks) (hereinafter referred to as the "Total Consideration") of which:




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(i)  an amount  equal to DM  137,258,000,-  (say:  one hundred and thirty seven million two hundred and fifty-eight thousand Deutschmark) shall be allocated to the Shares (the "Cash Price"); and


     (ii) an amount equal to DM 82,742,000,- (say: eighty-two million seven hundred and forty-two thousand Deutschmark) shall be allocated to the Shareholder Loan to be repaid by Purchaser pursuant to Section
           2.3 above.


     The Cash Price shall be subject to a post-closing adjustment as set out in Section 4.3 below and the Total Consideration shall be adjusted accordingly. For the avoidance of doubt, the Total Consideration as so adjusted shall be construed as payment in full for the Shares.


4.2  Due Date/Payment of the Total Consideration


     The Total Consideration shall become due and payable against transfer (Zug-um-Zug gegen Ubertragung) of the Shares and shall be paid at Closing by Purchaser free of any costs and charges in immediately available funds by wire transfer as follows:


     (i) an aggregate amount of DM 22,000,000,- (say: twenty-two million Deutschmark) shall be paid to Seller 1; and


     (ii) the remainder of the Total Consideration shall be paid into an interest-bearing joint escrow account of Seller 1 on the one hand and Purchaser on the other hand with the Bank (the "Escrow Account") to cover and give security for any claims of Purchaser
           (1) pursuant to Section 4.3.2 (ii) and/or (iii) (if any) for a repayment in case of an adjustment to the Cash Price, and (2) pursuant to Section 8 below (hereinafter referred to as a "Warranty Claim"), in each case on the terms set out in Section 4.5 below.


4.3  Post-Closing Cash Price Adjustment


     4.3.1 Within seven (7) days of the final determination under Sections 5.6, 5.7 or 5.8 of the Financial Statements (as defined in Section
           5.1 below), the Parties shall make the adjustment (if any) set out in Section 4.3.2 to the Cash Price.


     4.3.2 In the event that:




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     (i)   the Net Equity as determined in the Financial  Statements exceeds DM
           11,900,000,-    (say:   eleven   million   nine   hundred   thousand
           Deutschmark), the amount of the Cash Price shall be increased Deutschmark by Deutschmark by such exceeding amount and such amount shall be paid by Purchaser to Seller 1;


           (ii)the Net Equity as determined in the Financial Statements falls below DM 11,900,000,- (say: eleven million nine hundred thousand Deutschmark), the amount of the Cash Price shall be decreased Deutschmark by Deutschmark by such shortfall and such amount shall be released from the Escrow Account pursuant to
               Section 4.5.6 below to Purchaser; or


           (iii)the intercompany profit made by Friadent in the financial year 2000 through sales of inventories to its Subsidiaries (as defined in Section 7.1.2 below) as determined in the Financial Statements exceeds DM 1,800,000,- (say: one million eight hundred thousand Deutschmark), the amount of the Cash Price shall be decreased Deutschmark by Deutschmark by such exceeding amount and such amount shall be released from the Escrow Account pursuant to
               Section 4.5.6 below to Purchaser.


4.4  Definition of "Net Equity"


     4.4.1 For the purpose of this Agreement and the transactions contemplated hereunder, "Net Equity" shall be defined according to Section 266 paragraph 3 A. German Commercial Code/Handelsgesetzbuch, and thus includes (1) Subscribed Capital, (2) Capital Reserves, (3) Revenue Reserves, including Legal Reserves, Reserves for own Shares, Statutory Reserves and Other Revenue Reserves, (4) Retained Profits/Accumulated Losses Carried Forward, (5) Net income/loss of the year each as reflected in the Financial Statements.


     4.4.2 For the avoidance of doubt, the Shareholder Loan shall not form part of the Net Equity.




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     4.5   Period and Term of Escrow


     The funds in the Escrow Account shall be held on the following terms:


     4.5.1 Any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account.


     4.5.2 Any interest generated on the Escrow Account (subject to any deduction of tax at source) (the "Interest") shall not form part of the Escrow Account but shall be exclusively for the account of Seller 1. Purchaser and Seller 1 agree that the interest periods applying to the funds contained in the Escrow Account from time to time shall be (i) the calendar month (Monatsgeld) or (ii) one day (Tagesgeld), in each case as Seller 1 in its absolute discretion shall instruct the Bank. Purchaser and Seller 1 shall at Closing authorise the Bank to reinvest such funds at the expiry of an interest period accordingly. Purchaser and Seller 1 shall at Closing issue an irrevocable standing order to the Bank pursuant to which the Interest shall be released to Seller 1 on the first banking day of each calendar month.


     4.5.3 Subject to Section 4.5.4 below, the funds in the Escrow Account shall be retained for certain periods of time from Closing (each an "Escrow Period") as follows:


           (i) DM 22,000,000,- for a period of six months from Closing;


           (ii)DM 22,000,000,- for a period of nine months from Closing;


           (iii)DM 132,000,000,- for a period of twelve months from Closing; and


           (iv)DM 22,000,000,- for a period of eighteen months from Closing.


           each such amount being hereinafter referred to as "Relevant Funds".


           At the end of the relevant  Escrow Period  (subject to Section 4.5.4
           below)   Seller  1  and   Purchaser   shall  issue   joint   written
           instructions to the Bank to release the Relevant Funds to Seller 1.


     4.5.4 Purchaser shall not be obliged to issue written instructions pursuant to Section 4.5.3 above to the extent that he has:




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     (i)   notified  Seller 1 prior to the expiry of the relevant Escrow Period of any Warranty Claim under this Agreement (such notice to include a detailed statement of the facts upon which the Warranty Claim is based and the amount of the Warranty Claim); and


           (ii)unless any such Warranty Claim has been agreed by Purchaser and Seller 1, Purchaser has, within six (6) weeks of such notification pursuant to (i) above, commenced legal proceedings (Klageerhebung) to pursue such Warranty Claim.


           For the avoidance of doubt, Purchaser's right not to issue written instructions pursuant to Section 4.5.3 above shall be limited, in the case of (i) above, to the amount notified to Seller 1 and, in the case of (ii) above, to the amount claimed in such legal proceedings.


     4.5.5 To the extent that any Warranty Claim shall have been agreed by Purchaser and Seller 1 or determined by a judgement of the competent court, Purchaser and Seller 1 shall immediately upon such agreement or determination issue joint written instructions to the Bank to pay the amount of such Warranty Claim from the Escrow Account to Purchaser.


     4.5.6 In the event of an adjustment to the Cash Price  pursuant to Section
           4.3.2 (ii) or (iii) above, any amounts to be so released shall be released from the Relevant Funds set out in Section 4.5.3 (iii) above, provided however that any such amounts shall be released from the Escrow Account forthwith upon determination of the amount of the adjustment to the Cash Price.


     4.5.7 Each of Purchaser and Seller 1 undertake to issue instructions for payment from the Escrow Account of the amounts due under the above Sections without undue delay.


4.6  Bank Accounts


     4.6.1 Any payments to be made under this Agreement to Seller 1 shall be made into the following bank account of Seller 1: Bank: Sal. Oppenheim jr. & Cie. KGaA, Account number: 028.00.13215, Sort code:
           370 302 00.


     4.6.2 Any payments to be made under this Agreement to Purchaser shall be made into the bank account of Purchaser communicated to Seller 1 in writing no




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           later than two days on which  banks in Germany  are open for general business prior to Closing.


4.7  Allocation of Total Consideration


     The allocation of the Total Consideration between Seller 1 and Seller 2 and Warrantor shall be the responsibility of Sellers and Warrantor.


4.8  No Right of Set-Off or Withholding


     Any right of the Purchaser to set-off and/or withhold any payments due under this Agreement to Seller 1 and/or Seller 2 is hereby expressly waived and excluded.


                                      S 5
                 Preparation and Audit of Financial Statements


5.1 Seller 1 and Purchaser will cause Walter Hund and Dr. Freimut Vizethum, the Managing Directors of Friadent, to prepare financial statements (balance sheet, profit and loss account and the annex thereto) of Friadent as of December 31, 2000 or such other date as is agreed between the Parties in writing (hereinafter referred to as " Financial Statements") by no later than February 15, 2001. Seller 1 and Purchaser shall further cause Walter Hund and Dr. Freimut Vizethum to procure that the Subsidiaries prepare financial statements as of such date and within the same period of time.


5.2 The Financial Statements shall be prepared in accordance with those generally accepted accounting principles the Company is subject to (German GAAP) and to be consistently applied maintaining full accounting and valuation consistency. The financial statements of the Subsidiaries shall be prepared in accordance with those generally accepted accounting principles applicable to each of them, to be consistently applied.


5.3 The Financial Statements shall be audited by Friadent's appointed auditor, Dr. Glade, Konig und Partner GmbH (hereinafter referred to as "Company's Auditor"). In addition, the Company's Auditor shall compute the adjustment to the Cash Price pursuant to Section 4.3 above (if any).


5.4 Each of the Sellers and Purchaser shall have the right, at its own cost, to review (uberprufen) the audited Financial Statements either itself or by an auditor . Sellers and Purchaser shall have completed their review of the audited Financial Statements no later than 4 weeks after receipt of the audit report of Company's Auditor on the Financial Statements (hereinafter referred to as "the Audit Report").


5.5 Each of the Sellers and Purchaser and/or their respective auditors shall following the Closing Date have full access to management, employees, accounts and other financial information of Friadent and working papers of the Company's Auditor as is reasonably necessary for the purpose of this Section 5. Each of Sellers and Purchaser shall procure that Friadent gives such access and that the Company's Auditor will be released from his professional secrecy obligation towards each of the Sellers and Purchaser and their respective auditors and that Friadent authorizes and instructs the Company's Auditor to grant unlimited access to the other auditors with respect to his working papers and audit materials. The Company's Auditor will grant unlimited access to the other auditors also with respect to working papers and audit materials for the previous fiscal years of Friadent.


5.6 If Sellers or their auditors on the one hand or Purchaser or his auditors on the other hand do not notify the Purchaser or Sellers (as the case may
     be) within 4 weeks from receipt of the Audit Report that any of them has any objections against such report, specifying in writing each individual item and the reasons for the objections thereupon, the Financial Statements as audited by the Company's auditor shall become final for the purpose of the computation of the adjustment to the Cash Price (if any) in accordance with Section 4.3 above.


5.7 In the event that Sellers or their auditors on the one hand or Purchaser or his auditors on the other hand notify Purchaser or Sellers (as the case may be) within 4 weeks from receipt of the Audit Report that any of them has any objections against such report, specifying in writing each individual item and the reasons for the objections thereupon, the auditors of Sellers on the one hand and the auditors of Purchaser on the other hand shall then try to reach an agreement of the adjustments (if any) required to the Financial Statements within seven (7) weeks from receipt of the Audit Report. To the extent that the auditors of Sellers on the one hand and the auditors of Purchaser on the other hand do not reach any such agreement, the Sellers and the Purchaser shall use their best efforts jointly to solve any possible differences of opinion between the auditors within one (1) additional week.


5.8 If no agreement can be reached, Sellers and Purchaser shall decide upon the nomination of an expert arbitrator (Schiedsgutachter) whose opinion shall be binding for all




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    parties  involved.  If no mutual  agreement  can be reached  regarding  the person of the expert arbitrator, the expert arbitrator who has to be a German chartered accountant (Wirtschaftsprufer) and a member of a major international accounting firm and whose appointment shall be subject to such expert confirming that he will deliver his ruling within the time period stated below, shall be appointed by the President of the Institute of Chartered Accountants in Germany upon formal request by either Sellers or Purchaser. The expert arbitrator shall be bound by the accounting and valuation principles agreed upon in this Agreement and shall render its written ruling on the disputed items of the Financial Statements which shall in no event exceed the scope and limits set by the objections raised under Section 5.7 to Sellers and Purchaser within not more than six (6) weeks from nomination. The expert arbitrator shall, in his equitably exercised discretion, decide on the distribution of the expert arbitrators' expenditures and remunerations taking into account the success or failure of the respective Party.


5.9 Any agreement reached by the auditors and/or by the Sellers and the Purchaser in accordance with Section 5.7 and/or any ruling by the expert arbitrator in accordance with Section 5.8 shall be incorporated in the Financial Statements which shall upon such incorporation become final for the purpose of the computation of the adjustment to the Cash Price (if any) in accordance with Section 4.3 above.


                                      S 6
                             Liability of Sellers


6.1 Neither Seller 1 nor Seller 2 give any representations and/or warranties on their own behalf of whatsoever kind and/or of whatsoever nature including, without limitation, any representations and/or warranties relating to legal defects (Rechtsmangel) and/or defects in kind (Sachmangel). In particular, neither Seller 1 nor Seller 2 gives any representation and/or warranty as to the identity of Manfred Schmider und Dr. Ing. Klaus Kleiser Finanz Holding GbR with S & K Finanzholding GbR. Any rights and claims of Purchaser for legal defects or defects in kind against Seller 1 and/or Seller 2 are hereby expressly waived and excluded.


6.2 The same applies with respect to any other liability of Seller 1 and/or Seller 2 in relation to this Agreement or the transactions contemplated hereby; any claims against Seller 1 and/or Seller 2 including, without limitation, any claims under precontractual fault (culpa in contrahendo) or breach of contract (pVV) and/or the right to reduce the Total Consideration or any part thereof (Minderung) and/or to




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

     withdraw from this Agreement (Wandlung) and/or to rescind this Agreement (Rucktritt) and/or any liability of Seller 1 and/or Seller 2 in tort (Deliktshaftung) shall hereby be expressly waived and excluded, provided however that this Section 6.2 shall not apply to the extent that Purchaser can prove fraudulent behaviour or wilful misconduct of Seller 1 and/or Seller 2, respectively. The obligations of Seller 1 pursuant to
     Section 4.5 shall remain unaffected.


6.3 Notwithstanding the aforesaid, any liability of Seller 1 and/or Seller 2 under this Agreement shall be several. In particular, any fraudulent behaviour or wilful misconduct of Seller 1 and/or Seller 2 shall not be invoked against the other Seller.


6.4 For the avoidance of doubt, any Warranties given for and on behalf of Warrantor pursuant to Section 7.1 below cannot be invoked against and do not create any liability against Sellers or any of them. For the avoidance of doubt, the obligations of Seller 1 pursuant to Section 4.5 shall remain unaffected.


                                      S 7
                                  Warranties


7.1 Seller 1 hereby warrants for and on behalf of the Warrantor who hereby agrees to be bound by such warranties (the "Warranties") the following effective as of the signing of this Agreement and as of the Closing Date:


     7.1.1 Friadent  has been  validly  formed as a limited  liability  company
           (GmbH) and exists under the laws of the Federal Republic of Germany. The Articles of Incorporation of Friadent, shareholders' resolutions and other corporate records which have been furnished to Purchaser or made available for review to Purchaser comprise all corporate records of a material nature of Friadent.


     7.1.2 Sellers are the owners of all of the Shares in Friadent as described in S 1 above; there are no rights of Sellers or third parties to subscribe to new shares; except for the Main Share Pledge and the Minor Share Pledge the Shares are free from all liens, charges and encumbrances in favour of any of the Sellers or any third party; there exist no rights of preemption, purchase options or call options of third parties regarding the Shares; all cash capital contributions have been made in their full amount; repayments of subscriptions were not made. Sellers can freely dispose of the Shares.




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

           Friadent owns the majority of the shares in the companies  listed in
           Exhibit 7.1.2, (hereinafter referred to as the "Subsidiaries") (the shares owned by Friadent in the Subsidiaries are hereinafter referred to as the "Subsidiary Shares"). To the best of Seller 1 s knowledge there are no rights of Sellers or third parties to subscribe to new shares in the Subsidiaries. The Subsidiary Shares are free from all liens, charges and encumbrances in favour of any of the Sellers or any third party; there exist no rights of preemption, purchase options or call options of third parties regarding the Subsidiary Shares; all cash capital contributions regarding the Subsidiary Shares have been made in their full amount; all capital contributions in kind regarding the Subsidiary Shares, if any, have been made and had the full value at which they were transferred and accepted; repayments of subscriptions were not made.


           Friadent and the Subsidiaries are hereinafter referred to as the "Friadent Group".


     7.1.3 The Financial Statements and the financial statements as of December 31, 1999 of the companies of the Friadent Group are true and correct in accordance with generally accepted accounting principles consistently applied by the respective members of the Friadent Group and fairly reflect the assets and liabilities of such companies in accordance therewith. Friadent has not made any dividend distributions after December 31, 1998.


     7.1.4 To Seller 1's best knowledge the Friadent Group is entitled to use and to continue to use the company name "Friadent" as such name is presently used. After the Closing Date Sellers will not make any use of this name.


     7.1.5 Exhibit 7.1.5 contains all patents and trade marks which are material to the operation of the business of the respective member of the Friadent Group and which are owned by the Friadent Group or licensed to it.


     7.1.6 The Friadent Group has in the past been materially in compliance with all material legal and regulatory provisions applicable to the Friadent Group in connection with its business. To Seller 1's best knowledge, and on the basis of the presently existing laws no material additional conditions (gesetzliche Auflagen) are to be expected in the near future in relation to such business as presently conducted.




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

     7.1.7 Access to copies of all contracts material to the operation of the Friadent Group existing as of the date of this Agreement and pertaining to the business of the Friadent Group (hereinafter referred to as "Material Contracts") has been given to Purchaser, including license agreements. Neither the Friadent Group nor, to the best knowledge of Seller 1, any of its contract partners is in material breach of any of the Material Contracts.


     7.1.8 Except as listed in Exhibit 7.1.8 the Friadent Group is and was in the last 24 months prior to the signing of this Agreement not involved in any kind of proceedings pending before courts or administrative agencies or arbitration tribunals in which any individual claim or any series of product liability claims asserted exceed DM 100,000,00. To Seller 1's best knowledge there is also no threat of such proceedings.


     7.1.9 To Seller 1's best knowledge, except as listed in Exhibit 7.1.9 there are no circumstances in existence which could materially affect the business of the Friadent Group as carried on as at the date of this Agreement (save to the extent that the same would be likely to affect to a similar extent generally all companies carrying on similar businesses).


     7.1.10All powers of attorney for individuals who are not employees of a company of the Friadent Group shall expire on the Closing Date, except for those listed in Exhibit 7.1.10.


     7.1.11.No investment grants or subsidies shall be repayable as a consequence of the performance of this Agreement or any events or circumstances which were in existence on or before the Closing Date.


     7.1.12.The real property presently owned by the Friadent Group
            (hereinafter  referred to as "the  Properties")  is fully  listed in
            Exhibit 7.1.12. The Properties are free of any encumbrances registered in the respective Land Register or in the process of being registered except for the encumbrances registered in the Second Division and the Third Division of the Land Register which are identified in Exhibit 7.1.12. There are no pending registrations being applied for.

     7.1.13As a result of the change in ownership of Friadent resulting from the acquisition by the Purchaser:




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

     (i) no other shareholder of the Subsidiaries has the right to terminate the respective company, sell his shares to Friadent or acquire the shares of Friadent in the respective company; no shares owned by Friadent are subject to redemption;


           (ii)no material license agreement of the Friadent Group includes a change of ownership clause which would permit termination of such agreement by the respective contract partner;


     7.1.14As per the Closing Date all material records of Friadent (relating to the Company in the period following its incorporation) and each of its Subsidiaries will be held by the applicable member of the Friadent Group or on behalf and to the order of any such company.


     7.1.15Between the date of this Agreement and the Closing Date:


           (i) the operations of the Friadent Group will continue to be conducted in the ordinary course of business and consistent with past practice;


           (ii)the assets of the Friadent Group will not be disposed of, except in the ordinary course of business;


           (iii)no new share capital or other similar capital will be created or issued; and


           (iv)the Friadent Group will not extend existing financing arrangements or enter into any new or additional financing arrangements which cannot be terminated on a day to day basis without cost.


7.2 Warrantor shall not be liable for a breach of any of the Warranties to the extent that Seller 1 discloses to Purchaser in writing with a copy to Warrantor between signing of this Agreement and the Closing Date any facts, circumstances or events which could constitute a breach of any of the Warranties. The same shall apply to those facts, circumstances and events which are otherwise known by Purchaser as at the date of this Agreement and/or as at the Closing Date.


7.3 Where any warranty herein is made at "Seller 1's best knowledge", the knowledge of Seller 1 shall be limited to the knowledge of any of Messrs. Walter Hund and Dr. Freimut Vizethum.

7.4 Sellers, Purchaser and Warrantor acknowledge and agree that Purchaser does not request any additional Warranties to those set out herein.


7.5  As used in this  Agreement,  the terms  "warranty" and "guarantee" and the
     verbs  "to  warrant",   "to  guarantee"  refer  to  separate  promises  of
     guarantee pursuant to Section 305 of the German Civil Code (BGB).


                                      S 8
                            Liability of Warrantor


8.1  Rights of Purchaser for Breach of Warranty


     8.1.1 In the event that any of the Warranties given above under Section 7 is partially or entirely incorrect, Purchaser shall be entitled to, subject to the other provisions of this Section 8:


           (i) in the case of a breach of any of the  Warranties  contained  in
               Section 7.1.1 and/or 7.1.2 as a direct consequence of which title to the Shares does not pass to Purchaser on Closing, to reclaim the Total Consideration against assignment to Warrantor of its Reimbursement Claim, provided however that Purchaser shall be entitled to withhold such assignment to the extent that Purchaser's claim for repayment of the Total Consideration is not satisfied; and


           (ii)in the case of a breach of any of the other Warranties, to reduce, subject to the limitations set forth in Section 8.5
               (ii) the Total Consideration by an amount equal to the damages resulting from the violation of the respective Warranty, the amount equalling such damages bearing interest at a rate of 6 per cent. per annum from the day the respective Warranty Claim is asserted by Purchaser against Warrantor by issuance of legal proceedings (Klageerhebung) until the day of payment of such Warranty Claim to the Purchaser with interest being due for payment together with payment of the principal amount; any reduction pursuant to this Sub-Section (ii) shall be made against the amount set out in Section 4.1 (i) above.


     8.1.2 If tax assessments for the Friadent Group are issued or amended with respect to any period of time prior to the Closing Date, any resulting




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

           additional tax liabilities allocable to the period of time prior to the Closing Date including interest thereon falling due after the Closing Date shall be borne by Warrantor. This shall not apply to the extent that such tax liabilities had their origin in a mere shifting of taxable profits to another taxable year and there is correspondingly less tax in the following six years. However, interest shall be computed on such additional taxes paid until the dates of their recovery at the interest rate of 6 % and shall be considered as damage.


8.2  Provision and Compensation


     Purchaser shall not be entitled to base any claims under Section 8.1 above on any facts, circumstances and events to the extent that:


     (i) any provisions have been made in the Financial Statements for any such facts, circumstances and events; and/or


     (ii) such claims will be compensated by an insurance company under any insurance policy of the Friadent Group; and/or


     (iii) Purchaser has been compensated for any such facts, circumstances and events by the adjustment of the Cash Price pursuant to Section
           4.3 (if any).


8.3  Remedial Action and Mitigation


     If any facts, circumstances or events occur giving rise to a claim for breach of Warranty, then:


     (i) Warrantor will be afforded a reasonable opportunity not exceeding 12 weeks to remedy the matter which is the subject of the claim to the extent that the facts, circumstances or events are capable of being so remedied; and


     (ii) Purchaser shall, and shall procure that the members of the Friadent Group shall, co-operate with Warrantor to ensure that all reasonable steps are taken to mitigate any loss giving rise to the claim.


     Purchaser shall in particular inform Warrantor in writing without undue delay in case third parties assert or threaten to assert claims of any kind against the Friadent Group, Purchaser or companies related to Purchaser which could result in a liability of Warrantor according to this Agreement. Purchaser shall cause the Friadent Group to make available to Warrantor all appropriate documents and supply all appropriate information and shall give Warrantor access to the books and documents belonging to the business of the Friadent Group, to the extent that this is necessary to defend or remedy any such asserted claims.


8.4  De minimis


     Purchaser shall be entitled to assert claims under this Agreement only if:


     (i) an individual claim exceeds DM 75,000.00 (in words: German Marks seventy-five thousand), and


     (ii) the sum total of individual claims exceeds DM 1,000,000.00 (in words: German Marks one million).


     Where the limits set out in Section 8.4 (ii) are exceeded, Purchaser shall be entitled to assert claims for the sum of the excess over (ii) only. In any event, Purchaser shall be obliged in the first instance to seek satisfaction of its claims out of the funds contained in the Escrow Account from time to time and shall only be entitled to claim payments from Warrantor to the extent that the funds contained in the Escrow Account from time to time are insufficient to meet Purchaser's claims.


8.5  Limitation by amount


     Claims asserted for breach of Warranties and/or for damages in lieu of specific performance under this Agreement shall be limited as follows:


     (i) claims under Section 7.1.1 and/or 7.1.2 affecting the transfer of title to the Shares at Closing to 100 % of the Total Consideration (as adjusted pursuant to Section 4.3 above); and


     (ii)  claims   under   all  other   Warranties   to  25  %  of  the  Total
           Consideration (as adjusted pursuant to Section 4.3 above);


     provided however that the sum of (i) and (ii) shall in no event exceed an amount equal to 100 % of the Total Consideration (as adjusted pursuant to Section 4.3 above).

8.6  Limitation Period


     All  claims  of  Purchaser   under  this  Agreement   including,   without
     limitation, any Warranty Claims and/or claims for specific performance shall become statute-barred (Verjahrung) within 18 months as of the date of this Agreement except for the following claims:


     (i) claims made under Section 7.1.1 and/or 7.1.2 to the extent that they are for failure to transfer title to the Shares at Closing, which shall become statute-barred within 10 years from the date of this Agreement; and


     (ii) claims relating to tax obligations, customs obligations and obligations relating to levies and social security obligations of the Friadent Group, which shall become statute-barred within 6 months from the date on which the respective assessment becomes res iudicata.


8.7  Right to rescind


     In the event that between signing of this Agreement and before the Closing Date one or more breaches of Warranty are disclosed by Seller 1 to Purchaser in accordance with Section 7.2 above:


     (i) which will not be fully compensated by the adjustment to the Cash Price in accordance with Section 4.3; or


     (ii) which Warrantor is not able to remedy (objektive Unmoglichkeit) nor willing to be held liable for in accordance with Section 8 above (the intention to being held so liable having to be communicated to Purchaser in writing within 72 hours from the disclosure of the breach having been made to Purchaser);


     then Purchaser shall be entitled to rescind this Agreement by written declaration of rescission to be received by Sellers no later than 48 hours after the expiry of the 72 hour period set out in (ii) above. In addition, Purchaser shall be entitled to so rescind the Agreement if the disclosure is such that a prudent business man as purchaser, in good faith and notwithstanding the remedies set out in (i) and (ii) above, could not reasonably be expected to proceed to Closing.

8.8  No other liabilities of and remedies against Warrantor


     Any further rights and claims of Purchaser of whatsoever nature and on whatsoever legal basis, in particular, without limitation, any Warranty Claims of Purchaser other than expressly agreed upon in this Agreement are hereby expressly waived and excluded. This shall in particular apply to any claims based on precontractual fault (culpa in contrahendo), breach of contract (pVV) and/or the right to rescind this Agreement (Rucktritt) and/or to withdraw from this Agreement (Wandlung). The right to rescind set out in Section 8.7 shall remain unaffected.


                                      S 9
                           Parent Company Guarantee


In consideration of the Sellers entering into this Agreement, Guarantor unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by Purchaser of all its obligations under or pursuant to this Agreement.


                                     S 10
                              Antitrust Clearance


10.1 The Parties acknowledge and agree that the transactions contemplated by this Agreement shall be notified to the Federal Cartel Office on the date of this Agreement or, at the latest, on the first day after the date of this Agreement on which banks are opened for general business in Germany. Purchaser undertakes in connection with the condition precedent set out in Section 3.2 above to use its best endeavours to obtain consent from the Federal Cartel Office to the transactions contemplated by this Agreement as soon as possible after the date of this Agreement. The Parties agree to promptly provide to each other such information and assistance as any of them may reasonably request in connection with the notification and filing and the progress thereof.


10.2 The primary responsibility for the necessary filings with the Federal Cartel Office in relation to all matters contemplated by this Agreement or arising therefrom shall lie with Purchaser rather than Seller 1 and/or Seller 2; however Purchaser shall:


     (i)   before  sending  any  communication   and/or  documentation  to  the
           Federal Cartel Office consult with Seller 1 in relation thereto;

     (ii) promptly provide to the Federal Cartel Office such information as the Federal Cartel Office may require in relation thereto to the extent that it lies within the control of Purchaser to provide such information without breaching any of Sellers' or third party rights in relation to confidential information; and


     (iii) provide to Seller 1 copies of all correspondence sent by Purchaser to or received by Purchaser from the Federal Cartel Office in relation thereto.


10.3 Each of Sellers shall have the right in its absolute discretion to join the notification submitted by Purchaser to the Federal Cartel Office.


10.4 In the event that the condition precedent set out in Section 3.2 above has not been fulfilled by February 15, 2001, Seller 1 shall for and on behalf of Sellers be entitled to rescind this Agreement with immediate effect by written declaration to Purchaser; provided however that Seller 1 shall not exercise such right if the delay is such that a prudent business man in good faith could reasonably be expected to continue to be bound by this Agreement. This shall be deemed to be the case if the Federal Cartel Office has not indicated to any of the Parties that it has serious concerns to clear the transaction contemplated by this Agreement.


                                     S 11
                                Taxes and Costs


11.1 Cost of Preparation and Advisers' Fees


     Each of the Parties and Warrantor and Guarantor shall bear its own costs and expenses in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees of its legal, tax and financial advisers including investment banks, as well as all costs and expenses for granting and issuing any necessary powers-of-attorney.


11.2 Transfer Taxes, Notarial and other Fees


     Any transfer taxes, notarial costs and costs of the Federal Cartel Office in connection with the execution of this Agreement and the transactions contemplated hereunder, including registration costs, shall be borne by Purchaser.




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S 12
     Confidentiality


12.1 Confidentiality of Agreement


     The Parties, Warrantor and Guarantor agree to keep confidential and secret the contents of this Agreement from third parties, except to the extent that they are obliged to disclose and to give notice of the same to any court or administrative authorities or otherwise or as set forth in Section 12.2.1. They will use reasonable efforts even in such cases to ensure that, notwithstanding any disclosure and notice to any courts or administrative authorities, confidentiality is maintained to the maximum extent possible.


12.2 Announcements


     12.2.1Except  as  required  by  law  or  by  any   governmental  or  other
           regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of any of the Sellers or Purchaser without the prior written approval of the others, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller 1 shall without the consent of any of the other Parties be entitled to produce tombstones in relation to the transactions contemplated by this Agreement and to distribute the same in its absolute discretion.


     12.2.2Where any announcement or disclosure is made in reliance on the exception in Section 12.2.1, the Party making the announcement or disclosure will consult with the other Parties in advance as to the form, content and timing of the announcement or disclosure.


                                     S 13
                                    Notices


13.1 Notices in connection with this Agreement shall be addressed to the following addresses:




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(i)  Seller 1:


           Unter Sachsenhausen 4
           50667 Cologne, Germany
           Fax: + 221 145 1455
           Attn.: Dr. Thomas Sonnenberg


     (ii)  Seller 2


           Eisenbahnstr 19-23
           77855 Achern, Germany
           Fax: + 7841 - 708 301
           Attn: Dr. Peter de Bra


     (iii) Warrantor


           same as Seller 2


     (iv)  Purchaser:


           c/o Dentsply De Trey GmbH
           De Trey Str. 1
           78467 Konstanz
           Fax: + 7531 - 583 104
           Attn: William Walter Weston


           With a copy to Guarantor


     (v)   Guarantor:


           570 West Avenue
           P.O. Box 872
           York, PA 17405-0872, USA
           Fax: + 717 849 4753
           Attn.: Secretary


13.2 The aforesaid addresses shall remain valid and in force unless and until the other Parties have been notified in writing by registered mail of any other address.




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

13.3 All notices in connection with this Agreement must be in writing and shall become effective upon receipt. Notices by telefax, telegram or telex must be confirmed by unregistered mail.


                                     S 14
                                 Miscellaneous


14.1 Applicable Law


     This Agreement is subject to and construed in accordance with the laws of Germany, provided however that any provisions of the UN Convention on Contracts for the International Sale of Goods (CISG) or any other international uniform law shall not be applied.


14.2 Jurisdiction/Jurisdictional Venue


     Jurisdiction for any disputes, controversies and claims arising out of or in connection with this Agreement and its performance shall exclusively be with the competent courts of Germany. Exclusive venue for such disputes, controversies and claims shall be Karlsruhe.


14.3 Amendments


     All amendments to this Agreement, including, without limitation, a change of this Section 14.3 itself, must be made in writing and with the express reference to this Agreement, unless notarisation or any other form is required.


14.4 Interpretation


     In this Agreement, unless the context otherwise requires the headings are inserted for convenience only and shall not affect the interpretation of this Agreement or any of its Sections.


14.5 Severability


     If any of the provisions of this Agreement shall become or be held invalid, ineffective or unenforceable, all other provisions hereof shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall be deemed to be




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

    automatically  amended and replaced  without  further action by the Parties hereto by such form, substance, time, measure and jurisdiction as shall be valid, effective and enforceable and as shall accomplish as far as possible the purpose and intent of the invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis for any situation not contemplated and covered by this Agreement.


14.6 Language


     This Agreement shall be executed in the English language only provided however that:


     (i) the German legal terms of art shall prevail wherever used in this Agreement, and


     (ii) where no German legal terms of art are used, the English wording shall be given the legal meaning adscribed to the equivalent German legal terms.


                                                                  (end of text)



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